                                                                    EXHIBIT 11.1

                DSC COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                        Computation of Income per Share
                                 (In thousands)



The following table sets forth the computation of shares used in the calculation of income per share for the years ended December 31, 1995, 1994 and 1993. All 1993 amounts presented have been restated to retroactively reflect a two-for-one stock split, effected in the form of a 100% stock dividend, declared by the Board of Directors on April 27, 1994 for shareholders of record on May 11, 1994.




Average Shares Used in Income per Share Calculation:


                                   1995                     1994                      1993
                          ---------------------    ----------------------     --------------------
                                      Fully                     Fully                    Fully
                          Primary    Diluted (A)   Primary     Diluted (A)    Primary   Diluted (A)
                          -------    -----------   -------     -----------    -------   -----------
 Weighted average
  shares outstanding
  during the year.........114,681          --      112,254         --           99,418        --
 Common share equivalents
  outstanding:
  Options and warrants
    issued and
    contingently issuable.  5,271          --        6,104         --            8,942        --
  Assumed purchase of
    treasury shares....... (1,826)         --       (1,469)        --           (1,710)       --
                          -------     -------      -------     -------         -------   -------
 Weighted average shares
  used in calculation.....118,126          --      116,889         --          106,650        --
                          =======     =======      =======     =======         =======   =======




(A) Fully diluted income per share is not shown since the dilutive effect is less than three percent.